Exhibit 4.14
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE CHIEF FINANCIAL OFFICER, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THE CHIEF FINANCIAL OFFICER MAY BE REACHED AT THE FOLLOWING ADDRESS: 11958 MONARCH STREET, GARDEN GROVE, CA 92841.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN CONSENT AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), DATED AS OF AUGUST 21, 2019 BY AND AMONG MONROE CAPITAL MANAGEMENT ADVISORS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND EACH OF THE INVESTORS LISTED ON THE SCHEDULE OF INVESTORS ATTACHED THERETO, AND ACKNOWLEDGED BY THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES PARTY THERETO; AND THE HOLDER (AS DEFINED BELOW), BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
KushCo Holdings, Inc.
Senior Note

Issuance Date: April 30, 2019 First Exchange Date: August 21, 2019 Second Exchange Date: November 8, 2019 Third Exchange Date: June 9, 2020 Fourth Exchange Date: November 10, 2020	Original Principal Amount: U.S. $19,000,000

FOR VALUE RECEIVED, KushCo Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of HB Sub Fund II LLC or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and, upon any Event of Default that is continuing, to pay interest (“Interest”) on any outstanding Principal at the Default Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Note (including all

Exhibit 4.14
Senior Notes issued in exchange, transfer or replacement hereof, this “Note”) is the only Senior Note issued pursuant to that certain Fourth Exchange Agreement, dated November 10, 2020 (the “Fourth Exchange Date”), by and between the Company and the Holder (the “Fourth Exchange Agreement”), in exchange, in part, for that certain Senior Note (the “Third Exchange Note”), with an initial aggregate principal amount of $22,000,000, issued pursuant to that certain Third Exchange Agreement, dated June 9, 2020 (the “Third Exchange Date”), by and between the Company and the Holder (the “Third Exchange Agreement”), in exchange, in part, for that certain Senior Note (the “Second Exchange Note”), with an initial aggregate principal amount of $23,962,500, issued pursuant to that certain Second Exchange Agreement, dated November 8, 2019 (the “Second Exchange Date”), by and between the Company and the Holder (the “Second Exchange Agreement”), in exchange, in part, for that certain Senior Note (the “First Exchange Note”), with an initial aggregate principal amount of $21,300,000, issued pursuant to that certain Exchange Agreement, dated August 21, 2019 (the “First Exchange Date”), by and between the Company and the Holder (the “First Exchange Agreement”), which First Exchange Note was issued in exchange, in part, for that certain Senior Note, with an initial aggregate principal amount of $21,300,000 (the “Original Note”) issued pursuant to that certain Securities Purchase Agreement, dated as of April 30, 2019 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (collectively, the “Notes”, and such other Senior Notes issued pursuant to the Securities Purchase Agreement or otherwise in exchange, transfer or replacement therefor, if any, collectively, the “Other Notes”). Certain capitalized terms used herein are defined in Section 24.
1.PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing 100% of the sum of (a) the outstanding Principal, and (B) all accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 17(c)) on the Principal then outstanding hereunder and Interest thereon. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.
2.INTEREST; INTEREST RATE.
(a)This Note was issued with original issue discount as described in the Securities Purchase Agreement. This Note shall not bear Interest except upon the occurrence (and during the continuance) of an Event of Default (as defined below), in which case this Note shall bear interest at a rate of eighteen percent (18.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured or waived in accordance with the terms of this Note (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date)), Interest hereunder shall cease to accrue as of the calendar day immediately following the date of such cure or waiver; provided that the Interest as calculated and unpaid during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of

Exhibit 4.14
Default. To the extent any accrued and unpaid Interest remains outstanding on the Third Exchange Note as of the Fourth Exchange Date, this Note shall as of the Fourth Exchange Date have an identical amount of accrued and unpaid Interest outstanding hereunder; provided, however, Holder hereby acknowledges and agrees that, to the actual knowledge of the Holder as of the Foruth Exchange Date, no Interest has accrued on the Third Exchange Note as of the Fourth Exchange Date.
(b)Interest on this Note shall (i) commence accruing upon the occurrence of an Event of Default, (ii) be computed on the basis of a 360-day year and twelve 30-day months, (iii) be payable in arrears on each Interest Date in accordance with the terms of this Note and (iv) if unpaid on an Interest Date, shall compound on such Interest Date. Interest shall be paid on such Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall be payable upon any redemption in accordance with Section 7 or any required payment upon any Bankruptcy Event of Default (as defined below).
3.RIGHTS UPON EVENT OF DEFAULT.
(a)Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iii), (iv) and (v) shall constitute a “Bankruptcy Event of Default”:
(i) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least three (3) Trading Days;
(ii) the redemption of, or acceleration prior to maturity of, at least (x) $2,000,000 of Indebtedness (as defined in the Securities Purchase Agreement) individually or (y) $5,000,000 of Indebtedness, in the aggregate, in either case, of the Company or any of its Subsidiaries, other than with respect to any Other Notes;
(iii) bankruptcy, insolvency, reorganization, moratorium or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;
(iv) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar law or of any

Exhibit 4.14
other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;
(v)the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;
(vi)a final judgment or judgments for the payment of money in excess of either (x) $2,000,000, individually, or (y) $5,000,000, in the aggregate, in either case, are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the amounts set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the

Exhibit 4.14
case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;
(vii)the Company and/or any Subsidiary, individually or in the aggregate, either fails to pay, when due, or within any applicable waiver or grace period, any payment with respect to any Indebtedness in excess of (x) $2,000,000, individually, or (y) $5,000,00, in the aggregate, in either case, due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP);
(viii)other than as specifically set forth in another clause of this Section 3(a), the Company or any Subsidiary breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) consecutive Trading Days;
(ix)any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of clauses (a), (b), (d), (e) or (n) of Section 9 of this Note;
(x)any Change of Control occurs;
(xi)any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.
(b)Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default (such earlier date, the “Event of Default Right Commencement Date”) and ending (such ending date, the “Event of Default Right Expiration Date”, and each such period, an “Event of Default Redemption Right Period”) on the twentieth (20th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing

Exhibit 4.14
to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price in cash equal to the product of (i) the Outstanding Amount multiplied by (ii) the Redemption Premium (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.
(c)Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other Person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.
4.RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance satisfactory to the Required Holders (as defined in the Securities Purchase Agreement) and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.
5.REDEMPTIONS AT THE COMPANY’S ELECTION.
(a)Company Optional Redemption. At any time after the Issuance Date, so long as no Event of Default has occurred or is continuing, the Company shall have the right to redeem all, or any portion, of the Outstanding Amount then remaining

Exhibit 4.14
under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 5(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to the sum of (A) such portion of the Principal to be redeemed, (B) accrued and unpaid Interest with respect to such portion of the Principal to be redeemed in such Company Optional Redemption and (C) accrued and unpaid Late Charges with respect to such Principal and Interest. The Company may exercise its right to require redemption under this Section 5(a) by delivering a written notice thereof by facsimile or electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver no more than three (3) Company Optional Redemption Notices hereunder and such Company Optional Redemption Notices shall be irrevocable. Each Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than five (5) Trading Days nor more than twenty (20) Trading Days following the Company Optional Redemption Notice Date, (y) certify that no Event of Default has occurred or is continuing and (z) state the Company Optional Redemption Price of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 5(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date (including, without limitation, the amount of Principal and, if any, Interest and/or, Late Charges, and any calculations with respect thereto). Notwithstanding anything herein to the contrary, (i) if no Event of Default has occurred as of the Company Optional Redemption Notice Date but an Event of Default occurs at any time prior to the Company Optional Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Event of Default, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void and not counted towards the maximum allowable notices as provided above. In the event of the Company’s redemption of any portion of this Note under this Section 5(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
(b)Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 5(a), then it must simultaneously take the same action with respect to all of the Other Notes.
6.NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement) or its Bylaws (as defined in the Securities Purchase Agreement), or

Exhibit 4.14
through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out the provisions of this Note and take such actions as may be required to protect the rights of the Holder of this Note.
7.REDEMPTIONS.
(a)Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Outstanding Amount of this Note, at the request of the Holder, and upon surrender of this Note to the Company by the Holder, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Outstanding Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 12(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 7, if applicable) minus (2) the Principal portion of the Outstanding Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.
(b)Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section

Exhibit 4.14
3(c) or Section 4 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.
8.VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.
9.COVENANTS. Until all of the Notes have been prepaid, redeemed or otherwise satisfied in accordance with their terms, except as may be approved in advance in writing, by the Required Holders:
(a)Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries (other than Permitted Senior Indebtedness and other Permitted Indebtedness secured by a Permitted Lien).
(b)Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness).
(c)Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.
(d)Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes or Permitted Senior Indebtedness) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event

Exhibit 4.14
of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing or (iii) at any time the Company is (or is reasonably likely to become in any 91 day period, in the reasonable judgment of the Holder) Insolvent (as defined in the Securities Purchase Agreement).
(e)Restriction on Redemption and Cash Dividends. Except as permitted under Section 4(l) of the Securities Purchase Agreement, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or cash distribution on any of its capital stock.
(f)Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, sub licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice or required by the terms of the Intercreditor Agreement, (ii) sales of inventory and product in the ordinary course of business, (iii) sales, leases, licenses, sub-licenses assignments, transfers, conveyances and other dispositions of assets or rights by the Company and its Subsidiaries that are not both material to and necessary for the Company’s primary lines of business, or (iv) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of assets or rights by the Company and its Subsidiaries to joint ventures, provided that (x) with respect to any joint venture, other than the Equipment Financing JV (as defined in the Securities Purchase Agreement), the Company beneficially owns at least 50% of the equity interests in each such joint venture and (y) the fair market value of the assets or rights being conveyed to all such joint ventures (including the Equipment Financing JV) does not exceed, in the aggregate, $10,000,000; provided, further that, in the case of assets being conveyed, directly or indirectly, to the Equipment Financing JV or any of its direct or indirect subsidiaries or affiliates, such assets do not exceed in the aggregate $5,000,000.
(g)Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the 91st calendar day after the Maturity Date (other than Permitted Purchase Money Indebtedness in an aggregate amount not to exceed $100,000 and capital leases consisting of Permitted Indebtedness in an aggregate amount not to exceed $100,000).
(h)Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on

Exhibit 4.14
the Subscription Date or any business related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose in any manner that is adverse to the Holder.
(i)Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the nature of the business conducted by it makes such qualification necessary, except in each case where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect.
(j)Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or material to the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in each case where the failure to maintain could not be reasonably expected to have a Material Adverse Effect.
(k)Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary to the conduct of its business as now conducted, except in each case where the failure to maintain could not reasonably be expected to have a Material Adverse Effect.
(l)Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with insurance companies or associations with recognized financial responsibility in such amounts and covering such risks, consistent with past practices, as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.
(m)Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof; (ii) transactions between the Company and/or any of its Subsidiaries, on the one hand, and the Company and/or any other Subsidiary, on the other hand; (iii) sales of equity interests of the Parent to Affiliates of the Parent and the

Exhibit 4.14
granting of registration and other customary rights in connection therewith, and (iv) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of the Company and/or such Subsidiary, as applicable; provided, that nothing in this Note shall in any way limit or restrict the Company’s ability to provide services to the Equipment Financing JV and/or any of its subsidiaries, so long as such services are provided on arm’s length terms and for fair value, as determined in the reasonable business judgment of the Company.
(n)Restricted Issuances. The Company shall not, directly or indirectly, issue (i) any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities that would cause a breach or default under the Notes.
(o)Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, and has provided notice to the Company of such belief, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours and upon reasonable notice, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

Exhibit 4.14
10.AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change, waiver or amendment to this Note.
11.TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement.
12.REISSUANCE OF THIS NOTE.
(a)Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.
(b)Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.
(c)Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(d)Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have a fourth exchange date, as indicated on the face of such new Note, which is the same as the

Exhibit 4.14
Fourth Exchange Date of this Note, (v) shall have a third exchange date, as indicated on the face of such new Note, which is the same as the Third Exchange Date of this Note, (vi) shall have a second exchange date, as indicated on the face of such new Note, which is the same as the Second Exchange Date of this Note, (vii) shall have a first exchange date, as indicated on the face of such new Note, which is the same as the First Exchange Date of this Note, (viii) shall have the same rights and conditions as this Note, and (ix) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.
13.REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemptions and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. Subject to applicable restrictions pertaining to confidentiality and applicable law, and executed of a customary non-disclosure agreement by the Holder, the Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.
14.PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note (excluding, for such purpose, any legal proceeding or action to the extent no payment default or other Event of Default has occurred hereunder) or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

Exhibit 4.14
15.CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.
16.FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
17.NOTICES; CURRENCY; PAYMENTS.
(a)Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.
(b)Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).
(c)Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by

Exhibit 4.14
providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (except to the extent such amount is simultaneously accruing Interest at the Default Rate hereunder) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).
18.CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
19.WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.
20.GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, enforcement, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Exhibit 4.14
21.JUDGMENT CURRENCY.
(a)If for the purpose of obtaining or enforcing judgment against the Company in connection with this Note or any other Transaction Document in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 21 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:
(i)the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or
(ii)the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 21(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).
(b)If in the case of any proceeding in the court of any jurisdiction referred to in Section 21(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.
(c)Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.
22.SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Exhibit 4.14
23.MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
24.CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(b)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
(c) “Bankruptcy Proceeding” means, with respect to any Person, (i) the occurrence of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of such Person in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by such Person in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law or (ii) the entry by a court of (A) a decree, order, judgment or other similar document in respect of such Person of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging such Person as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of such Person under any

Exhibit 4.14
applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.
(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
(e)“Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.
(f) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.
(g) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X)(other than the Equipment Financing JV or one or more of the Equipment Financing JV’s direct or indirect subsidiaries) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the

Exhibit 4.14
outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

Exhibit 4.14
(h)“GAAP” means United States generally accepted accounting principles, consistently applied.
(i)“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
(j) “Indebtedness” shall have the meaning ascribed to such term in the Securities Purchase Agreement.
(k)“Interest Date” means, with respect to any given calendar month, the first Trading Day of such calendar month.
(l)“Maturity Date” shall mean April 29, 2021; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or an Event of Default Redemption Notice is delivered prior to the Maturity Date.
(m)“Outstanding Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.
(n)“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market (as defined in the Securities Purchase Agreement), or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(o)“Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness set forth on Schedule 3 to the First Exchange Agreement, as in effect as of the First Exchange Date (including, without limitation, without any increase in principal, shortening of maturity date or other amendment, waiver or modification thereof adverse to the Holder in any respect), (iii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, both (x) as reflected in a written subordination and intercreditor agreement, by and among the holders of Notes and such Indebtedness, acceptable to the Holder and approved by the Holder in writing, and (y) which do not mature prior to the 91st calendar day after the Maturity Date, (iv) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens (“Permitted Purchase Money Indebtedness”); (v) Permitted Senior Indebtedness; (vi) any of the following Indebtedness, in an aggregate amount not to

Exhibit 4.14
exceed $4,750,000: (A) Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness” under the Senior Secured Financing Agreement as in effect on the First Exchange Date, relating to “Permitted Intercompany Investments” (as defined therein as of the First Exchange Date); (B) Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” under the Senior Secured Financing Agreement as in effect on the First Exchange Date, relating to, among other things, cash management obligations and credit cards; (C) Indebtedness permitted under clause (j) of the definition of “Permitted Indebtedness” under the Senior Secured Financing Agreement as in effect on the First Exchange Date, relating to the letters of credit issued in the ordinary course of business; and (D) Indebtedness permitted under clause (r) of the definition of “Permitted Indebtedness” under the Senior Secured Financing Agreement as in effect on the First Exchange Date, relating to other unsecured Indebtedness; (vii) Indebtedness, in an aggregate amount not to exceed $3,000,000, permitted under subsection (l) of the definition of “Permitted Indebtedness” under the Senior Secured Financing Agreement as in effect on the First Exchange Date, relating to previously existing Indebtedness of a Person whose assets or equity interests are acquired by the Company and/or any of its subsidiaries.
(p)“Permitted Liens” means (i) any Lien for taxes not yet overdue or delinquent or that is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens, landlords’ liens, and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that (x) the Lien is confined solely to the equipment so acquired and improvements thereon, and (y) the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $3,000,000 and (z) the maturity date of such Indebtedness is at least ninety-one (91) calendar days after the Maturity Date, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 3(a)(vi), (viii) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (ix) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases made in the ordinary course of business; (x) deposits securing public or statutory obligations; (xi) deposits of money

Exhibit 4.14
securing, or in lieu of, surety, appeal or customs bonds in proceedings; (xii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (xiii) Liens securing the Permitted Senior Indebtedness; (xiv) the California franchise tax Lien with respect to KIM International Corporation in the amount of $2,646.96; (xv) Liens on cash or cash equivalents securing reimbursement obligations under letters of credit permitted by clause (vi)(C) of the definition of Permitted Indebtedness in an aggregate amount not to exceed 105% of the amount of all such letters of credit outstanding at such time; (xvi) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000; (xvii) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement with respect to an acquisition; and (xviii) non-exclusive licenses of intellectual property rights in the ordinary course of business.
(q)“Permitted Senior Indebtedness” means principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with (x) the PPP Loan (as defined in the Fourth Exchange Agreement) and (y) the Senior Secured Financing Agreement (including any refinancing or replacement thereof, collectively, the “Current Facility”); provided, however, that (i) the aggregate outstanding principal amount of the Current Facility shall not at any time exceed $35 million, (ii) the sum of outstanding principal and available borrowings under the Current Facility, in the aggregate, for any given time shall not exceed the sum of (A) 90% of the aggregate amount of all accounts receivable of the Company and its Subsidiaries then outstanding and (B) 90% of the value of inventory of the Company and its Subsidiaries as of such given time, in each case as determined in accordance with GAAP, consistently applied in accordance with past practices; (iii) margins applicable to the interest rates with respect to the Current Facility shall not be increased by more than 275 basis points from the interest rate margins as set forth in the Senior Secured Financing Agreement as in effect on the First Exchange Date, except in connection with the imposition of a default rate of interest in accordance with the terms of Senior Secured Financing Agreement as of the First Exchange Date; (iv) the Unused Line Fee (as defined in the Senior Secured Financing Agreement as of the First Exchange Date) shall not be increased by more than 50 basis points in excess of the rate as set forth in the Senior Secured Financing Agreement as in effect on the First Exchange Date; (v) recurring fees (including any loan servicing fee) with respect to the Current Facility shall not be increased by more than $150,000 in the aggregate for any year in excess of the amounts as set forth in the Senior Secured Financing Agreement as in effect on the First Exchange Date (but excluding the Unused Line Fee (as defined in the Senior Secured Financing Agreement as of the First Exchange Date); (vi) any one-time amendment, consent or waiver fee shall not exceed $150,000 for any amendment or consent and, in the case of any waiver, $150,000 for each default or event of default being waived (and

Exhibit 4.14
any such fees, in the aggregate, together with any other fees pursuant to clause (v) above, shall not exceed $1,000,000 in any twelve calendar month period); (vii) no such Indebtedness is convertible or exchangeable, as applicable, into any securities of the Company or any of its Subsidiaries (and no securities of the Company or any of its Subsidiaries have been issued (or are required to be issued pursuant to any agreement) to any Person in connection therewith), except that the Company may, in its sole discretion, issue warrants to purchase any class or series of its capital stock in connection with the issuance of such Indebtedness provided that the Company concurrently issues warrants to the Holder on the same terms, and with the same proportion of aggregate exercise price of such warrants to the aggregate original principal amount, as provided in the Subsequent Placement; and (viii) the maturity date of the Current Facility shall not be prior to the 91st calendar day after the Maturity Date.
(r)“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or and any Governmental Entity (as defined in the Securities Purchase Agreement) or any department or agency thereof.
(s)“Prime Rate” means the “prime rate” which from time to time published in the “Money Rates” column of The Wall Street Journal (Eastern Edition, New York Metro); provided, however, if the Money Rates column of The Wall Street Journal (Eastern Edition, New York Metro) ceases to be published or otherwise does not designate a “prime rate” as of a Business Day, Holder has the right to obtain such information from a similar business publication of its selection.
(t)“Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Company Optional Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”
(u)“Redemption Premium” means 135%.
(v)“Redemption Prices” means, collectively, Event of Default Redemption Prices, and the Company Optional Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”
(w) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes, as may be amended from time to time.
(x)"Senior Secured Financing Agreement" means that certain Financing Agreement, dated August 21, 2019 (as amended, supplemented or otherwise modified from time to time), by and among the Company, each subsidiary of the Company party thereto, the lenders from time to time party hereto, Monroe Capital Management Advisors, LLC, a Delaware limited liability company ("Monroe"), as collateral agent for the Lenders, and Monroe, as administrative agent for the Lenders.

Exhibit 4.14
(y)“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
(z) “Subscription Date” means April 30, 2019.
(aa)“Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.
(ab)“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(ac)“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market (as defined in the Securities Purchase Agreement), or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

Exhibit 4.14
25.DISCLOSURE. At any time from and after the Issuance Date, upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries. If the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K or other periodic report filed pursuant to the 1934 Act, and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 25 shall limit any obligations of the Company, or any rights of the Holder, under the Securities Purchase Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Fourth Exchange Date set out above.

KUSHCO HOLDINGS, INC.
By: /s/ Nicholas Kovacevich
Name: Nicholas Kovacevich
Title: Chairman and Chief Executive Officer

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